MANAGED ACCOUNT SERIES:

HIGH INCOME PORTFOLIO

FILE  811-21763

ATTACHMENT  770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
8/10/2005	Sierra Pacific Resources 6.75% 8/15/17	$225,000,000	$250,000	Merrill Lynch Lehman Brothers Deutsche Bank ABN AMRO Inc. BNY Capital Markets Scotia Capital
10/4/2005	Dycom Industries Inc 8.13% 10/15/15	$150,000,000	$275,000	Merrill Lynch Goldman Sachs Wachovia Friedman, Billings, Ramsey & Co.